Exhibit 3.8.1
Información Mercantil interactiva de los Registros Mercantiles de España
REGISTRO MERCANTIL DE BARCELONA
Expedida el día: 19/05/2011 a las 08:58 horas.
ESTATUTOS
DATOS GENERALES

Denominación:	DIAGNOSTIC GRIFOLS SA

Inicio de Operaciones:	24/03/1987

Domicilio Social:	POLIG.LEVANTE C/CAN GUASCH S/N PARETS

Duración:	INDEFINIDA

C.I.F.:	A58348517

Datos Registrales:	Hoja B-100072
Tomo 41736
Folio 117

Objeto Social:	L A
FABRICACION,IMPORTACION,EXPORTACION,PREPARACION,DISTRIBU
CION Y VENTA DE REACTIVOS,PRODUCTOS QUIMICOS EN ESPECIAL
DESTINADOS A LABORATORIOS Y CENTROS SANITARIOS,Y DE
MATERIALES,APARATOS E INSTRUMENTOS MEDICO-QUIRURGICOS O
P
Estructura del órgano: Administradores Solidarios/Indistintos
Último depósito contable: 2009

ASIENTOS DE PRESENTACION VIGENTES
No existen asientos de presentación vigentes

SITUACIONES ESPECIALES
No existen situaciones especiales

ESTATUTOS
ESTATUTOS: TITULO I.- DENOMINACION, OBJETO DOMICILIO Y DURACION. Artículo 1º.- La Compañía denominada DIAGNOSTIC GRIFOLS, S.A., es de naturaleza mercantil, forma de anónima, nacionalidad española y se rige por los presentes Estatutos y, en cuanto en ellos no estuviere dispuesto o sea de aplicación preceptiva, por el Texto Refundido de la Ley de Sociedades Anónimas de 22 de Diciembre de 1989, Código de Comercio y demás disposiciones vigentes de aplicación. Artículo 2º.- La Sociedad tiene por objeto la fabricación, importación, exportación, preparación, distribución y venta de reactivos, productos químicos en especial destinadas a laboratorios y centros sanitarios, y de materiales, aparatos e instrumentos médico-quirúrgicos o para uso y empleo de laboratorios. Artículo 3º.- La Sociedad establece su domicilio en Poligono Levante, Calle Can Guasch s/n, 08150 Parets del Vallés, pudiendo acordar su traslado dentro del mismo término municipal, establecer sucursales, oficinas o agencias en cualquier lugar de Españao del extranjero, por acuerdo del Organo de Administración. Artículo 4º.- La duración de la Sociedad será por tiempo indefinido, inició sus operaciones el día 24 de marzo de 1987. Artículo 5º.- El ejercicio social empezará el día primero de enero y terminará el día 31 de diciembre de cada año; por excepción el ejercicio que terminará el 31 de diciembre de 1997, se ha iniciado el dia 1 de agosto de 1997. TITULO II.- CAPITAL SOCIAL Y ACCIONES. Artículo 6º.- El capital social se fija en la suma de 336.560 Euros, representado por 56.000 acciones nominativas, de valor nominal 6,01 Euros cada una, numeradas correlativamente del 1 a la 56.000, ambas inclusive.Las acciones estarán representadas por medio de títulos, se extenderán de libros talonarios, podrán incorporar una o más acciones de la misma serie y contendrán todas las circunstancias legales previstas en el artículo 53 de la Ley de Sociedades Anónimas. Las acciones están suscritas y desembolsadas en su totalidad. La Sociedad llevará un Libro Registro de Acciones en el que se anotarán las sucesivas transferencias de las acciones así como la constitución de derechos reales y otros gravámenes sobre aquellos. Articulo 7º.- Las acciones son indivisibles con respecto a la Sociedad, de modo que ésta no reconocerá más que a un solo propietario por cada acción. Los co-propietarios de una acción deberán hacerse representar ante la Sociedad por una sola persona, sinperjuicio de responder todos solidariamente de cuántas obligaciones se deriven de la propiedad de la acción. TITULO III.- DERECHOS Y OBLIGACIONES DE LOS SOCIOS. Artículo 8º.- La adquisición de una o más acciones presupone la conformidad y aceptación de los presentes Estatutos, y el estado o condición de accionista implica, sin excepción, no solamente la aceptación de los presentes Estatutos sino la conformidad con los acuerdos de la Junta General de Accionistas, con las decisiones del órgano de Administración, el cumplimiento de todas las demás obligaciones resultantes de la escritura de constitución o la aplicación o interpretación de los presentes Estatutos, dejando a salvo, no obstante, los derechos y acciones que la Ley confiere a los accionistas. Artículo 9º.- Cada acción confiere a su titular legitimo el estado o condición de accionista con los derechos y obligaciones inherentes a la misma, de acuerdo con los presentes Estatutos y las disposiciones legales en vigor, y entre ellos: 1.- Participación proporcional en los beneficios de la Sociedad. 2.- Participación proporcional en el patrimonio social que resulte de la liquidación de la Sociedad. 3.- El derecho de preferente suscripción en el caso de emisión de nuevas acciones. 4.- El derecho de asistir y votar en las Juntas Generales. 5.- El derecho de transmitir, dar en prenda, ofrecer en garantía o de cualquier otro modo disponer del titulo legal o beneficial de sus acciones, conforme a lo dispuesto en los presentes Estatutos. 6.- Los demás conferidos por la Ley. Artículo 10º.- Las acciones serán transmisibles por cualquiera de los medios admitidos en Derecho. a) Transmisión de Acciones en Acto Oneroso. El accionista que se proponga transmitir sus acciones o alguna de ellas, deberá comunicarlo por escrito, indicando su numeración, precio y comprador, al

órgano de Administración Social, quien a su vez y en el plazo de diez días naturales, deberá comunicarlo a todos y cada uno de los demás accionistas en el domicilio que conste de cada uno de ellos en el Libro Registro de Acciones Nominativas. Dentro de los treinta dias naturales siguientes a la fecha de comunicación a los accionistas, podrán estos optar a la adquisición de las acciones. Si fueren varios los que ejercitaren tal derecho, se distribuirán entre elloslas acciones a prorrata de las que ya posean, atribuyéndose en su caso los excedentes de la división al optante titular de mayor número de acciones. Transcurrido dicho plazo, la Sociedad podrá optar, dentro de un nuevo plazo de veinte días naturales a contar desde la extinción del anterior, entre permitir la transmisión proyectada o adquirir las acciones para si, en la forma legalmente permitida. Finalizado este último plazo sin que por los socios ni por la Sociedad se haya hecho uso del derecho de preferente adquisición, el accionista quedará libre para transmitir las acciones a la persona y en las condiciones que comunicó a la Administración social, siempre que la transmisión tenga lugar dentro de dos meses siguientes a la terminación del último plazoindicado, pues en caso contrario deberá repetirse el ofrecimiento. Para el ejercicio de este derecho de adquisición preferente, el precio de compra, en caso de discrepancia, será el que se decida mediante el arbitraje institucional del Tribunal Arbitral de Barcelona de l’Associació Catalana per a l’Arbitratge, al que queda encomendada la designación del arbitro y la administración del arbitraje de acuerdo con su reglamento, cuya decisión arbitral será de obligado cumplimiento. La Sociedad no reconoceráninguna transmisión intervivos de acciones que no esté sujeta a las normas establecidas, ya sean voluntaria, ya litigiosa o por apremio, observándose en estos últimos dos casos lo que determina el apartado siguiente. b) Transmisión de Acciones en Actos Gratuitos. El mismo derecho de adquisición preferente tendrá lugar en el caso de transmisión “mortis-causa” de las acciones, o a título lucrativo o gratuito. Los herederos o legatarios y, en su caso, los donatarios, comunicarán la adquisición al órgano de Administración, aplicándose a partir de ese momento las reglas del anterior apartado a) en cuanto a plazos de ejercicio del derecho; transcurridos dichos plazos sin que los accionistas ni la Sociedad hayan manifestado su propósito de adquirir, se procederá a la oportuna inscripción de la transmisión en el Libro Registro de Acciones. Idéntico régimen se aplicará en caso de adquisición en procedimiento judicial o administrativo de ejecución, iniciándose el cómputo de los plazos desde el momento en que el rematante o adjudicatario comunique la adquisición al órgano de Administración. En los supuestos del presente apartado b), para rechazar la inscripción de la transmisión en el Libro Registro de Acciones Nominativas, la Sociedad deberá presentar al oferenteuno o varios adquirentes de las acciones, que habrán de ser los accionistas que hayan manifestado su propósito de adquirir o, en su defecto, ofrecerse a adquirirlas ella misma (en la forma legalmente permitida), por su valor real en el momento en que se solicitó la inscripción, entendiéndose por tal el que determinen los auditores de la Sociedad, salvo si ésta no estuviese obligada a verificar sus cuentas, en cuyo caso será el que señale el auditor designado, a solicitud de cualquiera de las partes, por el Registrador Mercantil del domicilio social. c) Disposiciones Comunes. 1a. No están sujetas a condición alguna las transmisiones, sean onerosas, sean gratuitas o lucrativas, que se realicen a favor del cónyuge, ascendientes o descendientes del enajenante. 2a. La Sociedad no reconocerá como accionista al adquirente de acciones transmitidas sin los anteriores requisitos, ni mientras éste no comunique a aquélla la adquisición ya efectuada. 3a. Este artíc ulo deberá consignarse en los títulos de las acciones. TITULO IV.- RÉGIMEN Y ADMINISTRACIÓN DE LA SOCIEDAD. Artículo 11º.- El régimen y administración de la Sociedad corresponderá a: a) La Junta general de accionistas, b) Dos Administradores solidarios. Ello sin perjuicio de los demás cargos que por disposición estatutaria o imperativos de la Ley puedan nombrarse. CAPITULO PRIMERO: DE LA JUNTA GENERAL. Articulo 12º.- La Junta General de Accionistas legalmente constituida representa a todos los accionistas y sus acuerdos, adoptados de conformidad con estos Estatutos, serán obligatorios para todos los accionistas, incluso los disidentes y los que no hayan participado en la votación, dejando a salvo, no obstante, los derechos que la Ley confiere a los accionistas. Artículo 13º.- Las Juntas Generales de Accionistas pueden ser Ordinarias o Extraordinarias. La Junta General Ordinaria se celebrará dentro de los seis primeros meses de cada ejercicio para censurar la gestión social, aprobar en su caso las cuentas del ejercicio anterior y resolver sobre la distribución de resultados. Toda otra Junta será considerada Extraordinaria. Las Juntas Extraordinarias se reunirán cuando lo estime conveniente el órgano de Administración de la Sociedad a iniciativa propia o por petición de socios que representen como mínimo un 5% del capital social, expresando en la solicitud los asuntos a tratar en la Junta. En este supuesto, deberá convocarse la Junta para celebrarse dentro de los treinta días siguientes a la fecha en que se hubiese requerido notarialmente al órgano de Administración para convocarla. Articulo 14º.- La convocatoria de la Junta, tanto Ordinaria como Extraordinaria, se hará mediante anuncio publicado en el Boletín Oficial del Registro Mercantil, así como en uno de los diarios de mayor circulación en la provincia del domicilio social. Elanuncio se publicará por lo menos con quince días de antelación a la fecha fijada para la celebración, salvo en los casos de fusión y escisión en que la antelación deberá ser de un mes como mínimo. El anuncio deberá indicar si la Junta es Ordinaria o Extraordinaria y expresará la fecha de reunión en primera convocatoria y todos los asuntos que han de tratarse. Igualmente señalará la fecha en que, si procediere, se reunirá la Junta en segunda convocatoria, debiendo mediar, por lo menos, un plazo de veinticuatro horas entre la primera y la segunda reunión. La convocatoria a las Juntas, tanto Ordinarias como Extraordinarias, se harán además individualmente a cada accionista por carta certificada si residen en España, y carta certificada por correo aéreo si residen en el extranjero, con una antelación minima de quince días a la fecha prevista para su celebración. Artículo 15º.- La Junta General de Accionistas, tanto Ordinaria como Extraordinaria, quedará constituida validamente en primera convocatoria cuando los accionistas presentes o representados posean, al menos, el 25% del capital suscrito con derecho de voto. En segunda convocatoria, será válida la constitución de la Junta cualquiera que sea el capital concurrente a la misma. No obstante ello, para que la Junta General Ordinaria o Extraordinaria pueda acordar validamente la emisión de obligaciones, el aumento o reducción de capital, la transformación, fusión o escisión de la Sociedad y, en general, cualquier modificación de los Estatutos Sociales, será necesaria, en primera convocatoria, la concurrencia de accionistas presentes o representados que posean, al menos, el 50% del capital suscrito con derecho a voto. En segunda convocatoria será suficiente la concurrencia del 25% de dicho capital. No obstante lo dispuesto en los párrafos anteriores, la Junta se entenderá convocada y quedará validamente constituida para tratar de cualquier asunto, siempre que esté presente todo el capital social y los asistentes acepten por unanimidad la celebración de la Junta. Artículo 16º.-Para asistir a las Juntas Generales es indispensable tener las acciones inscritas en el Libro Registro de Acciones, con cinco días de antelación a aquél en que deba celebrarse la Junta. Todo accionista que tenga derecho de asistencia conforme al párrafo anterior podrá ser representado en la Junta por medio de otra persona, aunque no sea accionista, por medio de autorización escrita firmada por el accionista ausente, en la que se especifique para qué Junta se otorga. Articulo 17º.-Cada acción da derecho a un voto, y los acuerdos de la Junta se adoptarán por mayoría de votos entre los presentes y representados, salvo los casos en los que la Ley prevé una votación favorable superior. Articulo 18º.- Las Juntas Generales se celebrarán en el domicilio social en la fecha y hora señaladas en la convocatoria. Las Juntas serán presididas por el asistente que al efecto designen los accionistas. El Presidente estará asistido por un Secretario, desempeñando tal función el asistente a la Junta que a este efecto designen los accionistas. El Presidente dirigirá las discusiones pudiendo resolver las cuestiones de procedimiento que surjan. Antes de entrar en el orden del día se formará la lista deasistentes, expresando el carácter o representación de cada uno y el número de acciones propias y ajenas con que concurran. Las deliberaciones y acuerdos de las Juntas se harán constar en acta sentada en el correspondiente libro, debiéndose aprobar las decada sesión en la forma legalmente prevista. Las certificaciones de tales actas serán extendidas por las personas facultadas según la Ley. Artículo 19º.- Los acuerdos validamente adoptados por las Juntas Generales serán desde su aprobación ejecutivos de acuerdo con lo previsto en el artículo 113 de la Ley de Sociedades Anónimas y obligatorios para todos los accionistas, incluso para los ausentes o disidentes, sin necesidad de que recaiga aprobación del acta en una Junta posterior, y salvo las acciones de impugnación y separación, en su caso, que la Ley concede a los accionistas. CAPITULO SEGUNDO: DE LA ADMINISTRACIÓN SOCIAL. Articulo 20º.- La Administración y representación legal de la Sociedad estará a cargo de dos Administradores Solidarios. Los Administradores serán nombrados y separados libremente por la Junta General y ejercerán el cargo por plazo de cinco años, pudiendo ser reelegidos una o más veces por períodos de igual duración máxima. La Junta General de Accionistas determinará la cuantía de la retribución, la cual vendrá constituida en una participación en las ganancias de la Sociedad que será como máximo el 10% de aquéllas, respetando lo que ordena el artículo 130 de la ley de Sociedades Anónimas. Articulo 21º.- El órgano de Administración ostentará la representación de la Sociedad, en juicio y fuera de él, en cuántos asuntos afecten al giro y tráfico de la Sociedad. TITULO V.- DE LAS CUENTAS ANUALES Y APLICACION DE RESULTADOS. Articulo 22º.- El órgano de Administración deberá formular en el plazo máximo de tres meses contados a partir del cierre del ejercicio social, las cuentas anuales, es decir, el Balance, la Cuenta de Pérdidas y Ganancias y la Memoria, así como el informe de gestión y la propuesta de aplicación de resultados, correspondientes a dicho ejercicio social, con los requisitos establecidos por la Ley. Las cuentas anuales y el informe de gestión deberánser revisados por los Auditores de Cuentas, salvo en el caso de que la Sociedad pueda presentar balance abreviado, según lo previsto en la Ley de Sociedades Anónimas, y se someterán, a examen de los accionistas, y a la consideración y aprobación, en su caso, de la Junta General Ordinaria, con los requisitos establecidos en la Ley de Sociedades Anónimas. TITULO VI.- TRANSFORMACION, FUSION, ESCISION, DISOLUCIÓN Y LIQUIDACION DE LA SOCIEDAD. Artículo 23º.- La Junta General Extraordinaria de Accionistas convocada a tal fin, podrá acordar y llevar a cabo la transformación, fusión y escisión de la Sociedad, observándose en todo momento cuánto disponen al respecto la Ley de Sociedades Anónimas y los presentes Estatutos. Artículo 24º.- La Sociedad podrá disolverse previo acuerdo de la Junta General de Accionistas y por cualquiera de las causas establecidas en el artículo 260 de la Ley de Sociedades Anónimas. Articulo 25º.- Acordada la disolución, la liquidación se llevará a cabo, en su caso, conforme a lo dispuesto en la Ley de Sociedades Anónimas. A tal fin, la Junta General de Accionistas nombrará uno o más liquidadores, en número impar, y les conferirá eloportuno mandato. Artículo 26º.- Terminada la liquidación, el liquidador o liquidadores prepararán el Balance final y determinarán el valor de los bienes sociales y la cuota de liquidación que corresponda a cada acción. DISPOSICIONES GENERALES. Articulo 27º.- 1. Cualquier cuestión para la interpretación y aplicación de los presente Estatutos Sociales que lo precise, salvo aquellas reguladas por la Ley de Sociedades Anónimas, será dirimida por arbitraje de equidad, conforme ala Ley 36/1988, de 5 de diciembre. 2. No podrán ocupar cargos en la Sociedad, ni ejercerlos, las personas declaradas incompatibles por cualquier precepto.